Exhibit 99.1






                                CONTACT:      Brenda Abuaf
                                              Director of Shareholder Services
                                              Charter Municipal Mortgage
                                              Acceptance Company ("CharterMac")
                                              (800) 831-4826

                                PRESS:        Elisabeth Philippe
                                              Morgen-Walke Associates
                                              (212) 850-5705


                  CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY
                TO INCREASE MBIA CREDIT FACILITY TO $200 MILLION;
               ANNOUNCES $6.4 MILLION TAX-EXEMPT BOND ACQUISITION;
         TO RETIRE AT A DISCOUNT AN OBLIGATION TO ISSUE STOCK TO COUNSEL

NEW YORK, NY - April 15, 1999 - Charter Municipal Mortgage Acceptance Company, "CharterMac", (AMEX: CHC) today announced that MBIA Insurance Corporation ("MBIA") has agreed to increase CharterMac's borrowing ability under the private label Tender Option Program ("TOP") to $200 million.

During 1998, CharterMac utilized the TOP as its primary source of capital to acquire First Mortgage Bonds ("FMBs"). Currently, MBIA is obligated to guarantee up to $150 million of the Company's TOP. MBIA has agreed to increase its obligation to guarantee the TOP to $200 million. It is expected that a formal agreement to increase and extend the facility will be executed within 30 days. The proceeds derived from the issuance of additional TOP's will primarily be used to acquire additional bonds.

New Bond Acquisition
On March 26, 1999, CharterMac acquired a $6.4 million Multifamily Housing Revenue Bond from the Mercer County Improvements Authority. The bond is secured by a first mortgage on Hamilton Gardens Apartments, a 174-unit multifamily affordable housing apartment complex located in Hamilton, NJ. Rehabilitation is expected to begin immediately and should be completed in approximately 10 months.

Agreement to Retire Obligation at a Discount
In addition, as part of the settlement of certain litigation relating to CharterMac's predecessor partnerships (the "Partnerships"), counsel for the partners of the Partnerships ("Class Counsel") had the right to petition the United States District Court for the Southern District of New York (the "Court") for additional attorneys' fees ("Counsel's Fee Shares") one year after CharterMac's formation. In a decision made by the Court on February 18, 1999, Class Counsel is entitled to receive 608,955 shares of beneficial interest in the Company. Based upon the closing stock price on April 12, 1999 such shares would have a market value of $7,535,818.



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In lieu of CharterMac's issuance of such shares, the Company was able to negotiate an agreement to pay Class Counsel cash instead, in the amount of $6,089,550. Such amount will be paid on or before April 30, 1999. The Company has been reporting diluted earnings per share and cash available for distribution per share assuming such shares were issued. Therefore, this agreement should have a positive impact on the Company's financial results on a per diluted share basis.

"We are delighted to be able to announce this news," said Stuart J. Boesky, President and Chief Operating Officer of CharterMac. "Our ability to retire this obligation at a price which equates to $10 per share makes this an accretive transaction for the Company."

CharterMac originates and acquires tax-exempt bonds, the proceeds of which are used by borrowers to finance and refinance the development and ownership of multifamily housing nationwide. The Company's portfolio is currently comprised of 50 tax-exempt multifamily bonds in 15 states.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of CharterMac to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.


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